                                                                     EXHIBIT 8.1


                                                  April 28, 1997




HomeSide Lending, Inc.
7301 Baymeadows Way
Jacksonville, FL 32256

Ladies and Gentlemen:

     We have acted as counsel to HomeSide Lending, Inc., a Florida corporation (the "Company") in connection with the proceedings being taken to register under the Securities Act of 1933, as amended, up to $1,000,000,000 aggregate initial offering price of Medium-Term Notes Due Nine Months or More From the Date of Issue (the "Notes") pursuant to a Registration Statement on Form S-1 (File number 333-21193) filed with the Securities and Exchange Commission (the "Registration Statement"). The Notes will be issued pursuant to an indenture in the form filed as an exhibit to the Registration Statement.

     We hereby confirm, based on the assumptions and subject to the qualifications and limitations set forth therein, that the statements under the caption "United States Federal Income Tax Considerations" in the Prospectus Supplement included in the Registration Statement reflect our opinion regarding the material United States Federal income tax consequences of the purchase, ownership and disposition of the Notes.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              /s/ Hutchins, Wheeler & Dittmar


                                              HUTCHINS, WHEELER & DITTMAR
                                              A Professional Corporation